Press Release

FOR IMMEDIATE RELEASE	Contact: Christoph Hofmann +1 (800) 285-4086 Julian Reid (Chairman of the Board) +44-7768 068 200

THE KOREA FUND, INC. ANNOUNCES FINAL

RESULTS OF TENDER OFFER AND RELEASES

SCHEDULE OF INVESTMENTS

NEW YORK, April 28, 2008 – The Korea Fund, Inc. (NYSE: KF) (the “Fund”) announced today that, in accordance with its tender offer for up to 4,303,210 shares of its issued and outstanding shares of common stock, which expired at midnight, Eastern time, on Monday, April 21, 2008, the Fund has accepted, after adjusting for fractional shares in accordance with the terms of the offer, 4,303,210 shares in exchange for a pro-rata portion of the Fund’s portfolio securities at a price equal to 98% of the net asset value per share determined as of the close of the New York Stock Exchange on Tuesday, April 22, 2008. These shares represented approximately 15% of the Fund’s outstanding shares.

Approximately 8,816,720 shares were properly tendered and not withdrawn by April 21, 2008, the final date for withdrawals. In accordance with the terms of the tender offer, the Fund is purchasing shares on a pro-rata basis, disregarding fractions, from all tendering shareholders, with the exception of tenders for 99 shares or less, which the Fund will purchase in full in accordance with the terms of the offer. Accordingly, on a pro rata basis, except as noted above, approximately 48.8% of the shares for each stockholder who properly tendered their shares has been accepted for payment. The Fund will issue a press release to advise tendering shareholders that the transfer of securities has been accomplished.

The Fund released today its Schedule of Investments at April 22, 2008 comprising the proceeds (excluding cash) that shareholders who have chosen to participate in the Fund’s in-kind tender offer will receive. The market value of the portfolio securities listed below may fluctuate prior to the actual distribution of the portfolio securities.

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The Korea Fund, Inc. is a non-diversified, closed-end investment company that seeks long-term capital appreciation through investments in securities, primarily in equity securities, of Korean companies. Its shares are listed on the New York Stock Exchange under the symbol “KF.”

RCM Capital Management LLC and RCM Asia Pacific Limited are the Fund’s investment manager and sub-adviser, respectively. Investment in closed-end funds involves risks.

Additional risks are associated with international investing, such as currency fluctuation, government regulations, economic changes and differences in liquidity, which may increase the volatility of your investment. Foreign security markets generally exhibit greater price volatility and are less liquid than the U.S. market. Additionally, this Fund focuses its investments in certain geographical regions, thereby increasing its vulnerability to developments in that region. All of these factors potentially subject the Fund’s shares to greater price volatility. The net asset value of the Fund will fluctuate with the value of the underlying securities. Closed-end funds trade on their market value, not net asset value, and closed-end funds often trade at a discount to their net asset value.

The Fund’s daily New York Stock Exchange closing price and net asset value per share, as well as other information, including updated portfolio statistics and performance, are available at www.thekoreafund.com or by calling the Fund’s shareholder servicing agent at (800) 331-1710.

Statements made in this release that look forward in time involve risks and uncertainties and are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in the Fund’s performance, a general downturn in the economy, competition from other companies, changes in government policy or regulation, inability to attract or retain key employees, inability to implement its operating strategy and/or acquisition strategy, and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.

This announcement is not an offer to purchase or the solicitation of an offer to sell shares of the Fund or a prospectus, circular or representation intended for use in the purchase or sale of Fund shares.

Fund shares are not FDIC-insured and are not deposits or other obligations of, or guaranteed by, any bank. Fund shares involve investment risk, including possible loss of principal.

The Korea Fund, Inc.
Schedule of Investments at April 22, 2008 (Unaudited)

Security Name	Security Type	Shares	Market Value
CHEIL COMMUNICATIONS, INC.	COMMON STOCK	50,172	13,281,977
SAMSUNG FIRE & MARINE CORP.	COMMON STOCK	69,805	14,330,116
KT & G CORPORATION	COMMON STOCK	343,794	27,190,307
S1 CORP	COMMON STOCK	224,668	13,536,874
DAEWOO SHIPBUILDING & MARINE ENGINEERING CO.	COMMON STOCK	438,453	20,295,590
SK TELECOM CO.	COMMON STOCK	49,202	9,516,329
DACOM CORP	COMMON STOCK	523,783	10,219,904
DONGKUK STEEL MILL CO.	COMMON STOCK	263,105	11,454,948
HANA TOUR SERVICE, INC.	COMMON STOCK	177,783	10,507,122
DAEWOO INTERNATIONAL CORP.	COMMON STOCK	545,760	19,681,349
SHINHAN FINANCIAL GROUP CO.	COMMON STOCK	674,181	36,720,019
HYUNDAI INDUSTRIAL & DEVELOPMENT CO.	COMMON STOCK	351,076	25,288,043
KOOKMIN BANK	COMMON STOCK	137,699	8,816,574
SFA ENGINEERING CORP.	COMMON STOCK	202,404	13,581,567
HYUNDAI HEAVY INDUSTRIES CO.	COMMON STOCK	102,531	37,903,067
HYNIX SEMICONDUCTOR	COMMON STOCK	639,920	18,837,990
HYUNDAI ENGINEERING & CONSTRUCTION	COMMON STOCK	299,020	27,854,234
KCC CORP.	COMMON STOCK	39,288	17,427,187
KOREA EXCHANGE BANK	COMMON STOCK	1,470,340	21,740,954
KOREA EXPRESS CO.	COMMON STOCK	127,604	13,421,061
KT CORPORATION	COMMON STOCK	347,160	16,554,381
LG CORP	COMMON STOCK	163,645	13,377,962
GS ENGINEERING & CONSTRUCTION CORP.	COMMON STOCK	165,859	26,386,841

NHN CORP	COMMON STOCK	78,746	18,017,697
KOREA INVESTMENT HOLDINGS CO.	COMMON STOCK	240,109	12,524,294
POSCO	COMMON STOCK	80,882	37,658,482
SAMSUNG C+T	COMMON STOCK	302,439	21,386,662
SAMSUNG ELECTRONICS CO.	COMMON STOCK	104,700	70,725,868
SAMSUNG TECHWIN CO.	COMMON STOCK	132,640	7,109,654
SHINSEGAE CO.	COMMON STOCK	30,780	19,180,238
YUHAN CORP	COMMON STOCK	84,414	18,016,299
LG PHILIPS LCD CO.	COMMON STOCK	230,181	10,361,906
MEGASTUDY CO.	COMMON STOCK	18,052	6,747,338
HANA FINANCIAL HOL	COMMON STOCK	263,990	11,625,410
ON*MEDIA CORPORATION	COMMON STOCK	1,024,140	4,471,166
SAMSUNG CO.	COMMON STOCK	342,426	19,123,544
SK ENERGY CO.	COMMON STOCK	98,070	11,855,748